                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          VERIZON COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                                                           [VERIZON LOGO]

                                                    VERIZON COMMUNICATIONS INC.
                                                    1095 AVENUE OF THE AMERICAS
                                                      NEW YORK, NEW YORK 10036

March 15, 2002

To Our Shareholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2002 Annual Meeting of Shareholders of Verizon Communications Inc. The Annual Meeting will be held on Wednesday, April 24, 2002, in the Grand Ballroom at the Hyatt Regency Minneapolis, 1300 Nicollet Mall, Minneapolis, Minnesota. The Annual Meeting will begin at 10:00 a.m. and end no later than 12 noon Central Time. The formal Notice of Annual Meeting appears on the next page.

The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Those of you who attend the Annual Meeting in person will also have the opportunity to ask questions of broad interest to Verizon's shareholders. You will need an admission ticket if you plan to attend the Annual Meeting. More specific information about obtaining your admission ticket can be found in the Notice of Annual Meeting. Directions to the Annual Meeting are printed on the admission ticket.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR Items 1 and 2 and AGAINST Items 3 through 7.

We appreciate your interest in Verizon and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

Sincerely,

/s/ CHUCK LEE                                             /s/ IVAN SEIDENBERG
Chairman and Co-Chief                                     President and Co-Chief
Executive Officer                                         Executive Officer

                                 [VERIZON LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF VERIZON COMMUNICATIONS INC.

  DATE:        April 24, 2002
  TIME:        10:00 a.m., Central Time
  PLACE:       Hyatt Regency Minneapolis
               1300 Nicollet Mall
               Minneapolis, Minnesota 55403

The purposes of the Annual Meeting are:

     1. To elect Directors;

     2. To ratify the appointment of the independent auditor; and

     3. To act upon such other matters, including the five shareholder proposals described on pages 9-15 of this Proxy Statement, as may properly come before the meeting.

Only shareholders of record at the close of business on February 25, 2002 will be entitled to vote at the Annual Meeting. To grant a proxy to vote your shares, you may complete and return the enclosed proxy card or grant your proxy by telephone or Internet. You may also cast your vote in person at the Annual Meeting. Please vote promptly whether or not you expect to attend the Annual Meeting.

You will need an admission ticket to attend the meeting. An admission ticket is attached to the proxy card. If your shares are not registered in your own name, you need to obtain proof of your ownership of those shares. You should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm that confirms that you owned shares of Verizon common stock on February 25, 2002. Please bring that documentation to the meeting in order to receive an admission ticket.

By Order of the Board of Directors

Marianne Drost                                                    March 15, 2002
Senior Vice President,
   Deputy General Counsel and
   Corporate Secretary

--------------------------------------------------------------------------------
The Hyatt Regency Minneapolis is accessible to all shareholders. We will provide a sign language interpreter if so requested in advance by a shareholder. Please direct your request to the Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, 38th Floor, New York, NY 10036, so that we receive it no later than April 5, 2002.

                                PROXY STATEMENT

Beginning March 15, 2002, Verizon is mailing this Proxy Statement and proxy card to all holders of shares of Verizon Communications Inc. common stock. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Shareholders and at any adjournment or postponement of that Meeting. The proxy procedure permits all Verizon shareholders to vote at the Annual Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                    PAGE
Voting Procedures...........................................           1
Corporate Governance........................................           2
Report of the Audit and Finance Committee...................           4
Election of Directors (Item 1 on Proxy Card)................           5
Ratification of Appointment of Independent Auditor (Item 2
   on Proxy Card)...........................................           8
Shareholder Proposals regarding:
   Cumulative voting (Item 3 on Proxy Card).................           9
   Executive severance agreements (Item 4 on Proxy Card)....          10
   Composition of Board of Directors (Item 5 on Proxy
     Card)..................................................          11
   Calculation of performance-based executive compensation
     (Item 6 on Proxy Card).................................          12
   Nomination of two candidates for each Board position
     (Item 7 on Proxy Card).................................          14
Executive Compensation:
   Report of the Human Resources Committee on Executive
     Compensation...........................................          16
   Compensation Tables......................................          19
   Retirement Plans.........................................          22
   Employment Agreements....................................          24
   Security Ownership of Directors and Officers.............          28
   Stock Performance Graphs.................................          30
Other Business..............................................          31

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time before it is voted by delivering written notice to the Corporate Secretary, by submitting a proxy bearing a later date, or by appearing in person and casting a ballot at the Annual Meeting. The Proxy Committee will vote all properly executed proxies that are received before the Annual Meeting's adjournment in accordance with the directions provided. If you do not indicate how your shares are to be voted, the Proxy Committee will vote your shares as recommended by the Board of Directors. If you wish to give a proxy to someone other than the Proxy Committee named on the proxy card, you should cross out those names and insert the name(s) of the person(s) to whom you wish to give your proxy.

WHO CAN VOTE? Shareholders of record as of the close of business on February 25, 2002 are entitled to vote. On that day, approximately 2.7 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

HOW DO I VOTE? You may attend the Annual Meeting and vote in person. Or, as a registered shareholder, you may vote your shares by proxy utilizing any of the following methods:

- By mail

- By telephone

- By Internet

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week. The enclosed proxy card contains instructions for telephone and Internet voting. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, THAT INSTITUTION WILL SEND YOU SEPARATE INSTRUCTIONS DESCRIBING THE PROCEDURE FOR VOTING YOUR SHARES.

WHAT SHARES ARE REPRESENTED BY THE PROXY CARD? The proxy card represents all the shares registered in your name. If you participate in the Verizon Communications Direct Invest Plan, the card also represents any full shares held in your account. If you are an employee who participates in any of the Verizon employee savings plans and you also hold shares in your own name, you will receive a single proxy card for the plan shares and the shares registered in your name.

HOW ARE VOTES COUNTED? If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the Board of Directors. A valid proxy also authorizes the individuals named as proxies to vote those shares in their discretion on any other matters not described in the Proxy Statement which are properly presented for action at the Annual Meeting. A properly executed proxy card marked "abstain" will not be voted. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director, the ratification of the appointment of independent auditor or any other management or shareholder proposal. However, they will be counted to determine whether there is a quorum present.

"Broker non-votes" occur when nominees, such as brokers who hold shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by ten days before the Annual Meeting. The nominees may then vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the appointment of independent auditor. If the nominees do not receive instructions on how to vote on non-routine matters, such as the shareholder proposals, the nominees cannot vote those shares on those matters. Shares represented by broker non-votes will be counted for purposes of determining whether a quorum has been reached.

If you are an employee who participates in any of the Verizon employee savings plans and you do not return a proxy card, or otherwise give voting instructions, for those shares, they will be voted in the same proportion as the shares for which voting instructions are received from other participants in the respective plans.

WHAT VOTE IS REQUIRED? In order to have a quorum present at the Annual Meeting, a majority of the shares of Verizon common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be postponed.

Generally, proposals must be approved by a majority of the votes cast. Directors must be elected by a plurality of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

WHO WILL COUNT THE VOTE? The Company's transfer agent, EquiServe Trust Company, N.A., will tally the vote, which will be certified by independent inspectors of election.

IS MY VOTE CONFIDENTIAL? It is the Company's policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

WHO IS THE PROXY SOLICITOR? Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a fee of $17,500, plus reimbursement of out-of-pocket expenses.

--------------------------------------------------------------------------------

                              CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, the Company's business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of the Company's business through written reports and documents, as well as operating, financial and other reports presented at meetings of the Board of Directors and committees of the Board.

MEETINGS OF THE BOARD. The Verizon Board of Directors has eight regularly scheduled meetings each year and special meetings are held as necessary. In addition, management and the Directors communicate informally. The Verizon Board met a total of 11 times in 2001. Each of the incumbent Directors attended at least 75% of the meetings of the Board and the committees to which the Director was assigned, with the exception of Mr. Price, whose schedule resulted in his attending 72% of the meetings. The incumbent Directors in the aggregate attended over 90% of the Board and their committee meetings.

COMMITTEES OF THE BOARD. The following is a description of the four standing committees of the Board. The Directors' committee memberships are included in their biographical information beginning on page 5.

Audit and Finance Committee -- acts on behalf of the Board of Directors in fulfilling its oversight responsibilities related to the Company's controls, reporting and audit functions. The committee relies upon reports from management and the independent auditor in reviewing the Company's business risk management process and the adequacy of the overall control environment, financial reporting, internal audit responsibilities, independent audit relationships and the Company's compliance on ethical, legal and regulatory matters. The committee met five times during 2001. The Board of Directors, in its business judgment, has determined that the members of the committee are "independent", as required by the listing standards of the New York Stock Exchange.

Human Resources Committee -- is responsible for overseeing management in the development and implementation of human resources practices and policies, including succession planning, to support the Company's strategic objectives, and of competitive management compensation and benefit plans, including senior management plans. The committee met seven times in 2001.

Corporate Governance Committee -- provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board's role in the governance of the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition and functioning of the Board, evaluates the qualifications of and recommends to the full Board candidates for election as Directors, and reviews and recommends to the full Board the compensation and benefits for non-employee Directors. The committee met twice in 2001.

Public Policy Committee -- reviews and provides guidance to the Board of Directors on selected issues of significance to the Company and oversees management in the development and implementation of the Company's charitable contribution policies, pension fund management and policies related to the administration of pension benefits, selected social, environmental, regulatory and political matters, equal opportunity and diversity compliance and initiatives, and safety issues. The committee met four times in 2001.

CORPORATE GOVERNANCE GUIDELINES. To receive a copy of the Verizon Communications Corporate Governance Guidelines, contact the Corporate Secretary:
     Verizon Communications Inc.
     Corporate Secretary
     1095 Avenue of the Americas
     38th Floor
     New York, New York 10036

DIRECTOR COMPENSATION. Non-employee Directors receive both cash and stock compensation. Verizon's non-employee Directors receive an annual retainer of $60,000, and each Committee chairperson receives an additional $5,000 annual retainer. Directors receive a meeting fee of $1,000 for each Board or committee meeting which occurs on a day other than the regularly scheduled Board meeting day or the day before. In addition, the Directors have the choice of receiving an annual stock option grant valued at $130,000 or a grant of options and share equivalents each valued at half of that amount.

Directors may defer the receipt of all or part of their cash retainers and fees. Deferred accounts are held in either cash or share equivalents. These accounts are credited quarterly with interest at a long-term corporate bond rate in the case of cash accounts and with dividend equivalents in the case of share equivalent accounts.

Each new non-employee Director who joins the Board will receive a one-time Founders' Grant of options to purchase 10,000 shares of Verizon common stock at the market price upon his or her initial election to the Board.

Non-employee Directors are entitled to receive wireline and wireless telecommunications services and equipment. The total value of these telecommunications services and associated equipment for all non-employee Directors in 2001 was $29,369. Non-employee Directors also are provided business-related travel accident insurance coverage. The total amount of premiums paid by the Company for this insurance coverage for all non-employee Directors in 2001 was $3,500.

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director's death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who formerly served as Directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Directors who formerly served as Directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director's death, either while a Director or following retirement after five or more years of service as a Director. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. Each of these charitable programs is closed to future participants.

Directors who are employees of Verizon are not compensated for their Board service.

OTHER MATTERS. Under the Company's Bylaws, a Director who reaches age 70 must retire at or prior to the next Annual Meeting.

RELATED TRANSACTIONS. During 2001, Verizon and its subsidiaries paid approximately $700,000 in easement licensing fees to CSX Corporation. Dr. John
W. Snow, a Director of the Company, is Chairman, President and Chief Executive Officer of CSX Corporation.

From time to time, the law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the Company and certain subsidiaries in connection with various matters. Helene L. Kaplan, a Director of the Company, is Of Counsel to that firm. In addition, from time to time, certain subsidiaries of the Company utilize the legal services of Thompson, Hine & Flory LLP. Robert D. Storey, a Director of the Company, is a partner in that law firm.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent auditor the Company's audited financial statements for the year ended December 31, 2001.

The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditor the independent auditor's independence.

The Committee discussed with the internal auditors and the independent auditor the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent auditor, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company's Annual Report on Form 10-K.

Respectfully submitted,

     Audit and Finance Committee

        Thomas H. O'Brien, Chairperson
        James R. Barker
        Edward H. Budd
        Helene L. Kaplan
        Sandra O. Moose
        Hugh B. Price
        John R. Stafford
        Robert D. Storey

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

The Verizon Board currently consists of 16 members. The Board has nominated each of the incumbents to serve as Directors for an additional one-year term. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. In the event that any of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and substitute nominee(s), if any, designated by the Board. The Board's ability to designate substitute nominees is subject to the provisions of the Company's Bylaws.

Unless otherwise instructed, the Proxy Committee intends to vote for the nominees listed below and/or substitute nominees. If you do not wish your shares to be voted for a particular nominee, you should so indicate in the space provided on the proxy card or as directed in Internet or telephone voting.

The election of Directors is determined by a plurality of the votes cast.

The following biographies provide information about each nominee's principal occupation and business experience, age, and directorships held in other public corporations, as well as Verizon Board committee memberships, as of February 28, 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

DIRECTOR NOMINEES
--------------------------------------------------------------------------------


[BARKER PHOTO]            JAMES R. BARKER, Chairman of Interlake Steamship Co. and
                          Vice Chairman of Mormac Marine Group, Inc. and Moran Towing
                          Corporation. Director of The Pittston Company. Director
                          since June 2000 (Director of GTE Corporation 1976 - 2000);
                          Chairperson of Public Policy Committee and member of Audit and Finance Committee. Age 66.
--------------------------------------------------------------------------------------

[BUDD PHOTO]              EDWARD H. BUDD, Retired Chairman, Travelers Corporation.
                          Director of Delta Airlines, Inc. Director since June 2000
                          (Director of GTE Corporation 1985 - 2000); member of Audit and Finance Committee and Corporate Governance Committee.
                          Age 68.
--------------------------------------------------------------------------------------

[CARRION PHOTO]           RICHARD L. CARRION, Chairman, President and Chief Executive
                          Officer, Popular, Inc. (bank holding company) and Chairman,
                          President and Chief Executive Officer, Banco Popular de
                          Puerto Rico. Director of Telecomunicaciones de Puerto Rico,
                          Inc; Wyeth. Director since 1997 (Director of NYNEX
                          Corporation 1995 - 1997); member of Human Resources
                          Committee and Public Policy Committee. Age 49.

--------------------------------------------------------------------------------------

[DANIELL PHOTO]           ROBERT F. DANIELL, Retired Chairman, United Technologies
                          Corporation; Chairman (1987 - 1997). Director of Shell Oil
                          Company. Director since June 2000 (Director of GTE
                          Corporation 1996 - 2000); member of Human Resources
                          Committee and Public Policy Committee. Age 68.
--------------------------------------------------------------------------------------

[KAPLAN PHOTO]            HELENE L. KAPLAN, Of Counsel, law firm of Skadden, Arps,
                          Slate, Meagher & Flom LLP. Director of Exxon Mobil
                          Corporation; J.P. Morgan Chase & Co.; The May Department
                          Stores Company; Metropolitan Life, Inc. and Metropolitan
                          Life Insurance Company. Director since 1997 (Director of
                          NYNEX Corporation 1990 - 1997); Chairperson of Corporate
                          Governance Committee and member of Audit and Finance
                          Committee. Age 68.
--------------------------------------------------------------------------------------

[LEE PHOTO]               CHARLES R. LEE, Chairman and Co-Chief Executive Officer
                          since June 2000; Chairman of the Board (effective April 1,
                          2002). Chairman of the Board and Chief Executive Officer,
                          GTE Corporation (1992 - 2000). Director of Marathon Oil
                          Corporation; The Procter & Gamble Company; United States
                          Steel Corporation; United Technologies Corporation. Director
                          since June 2000 (Director of GTE Corporation 1989 - 2000).
                          Age 62.
--------------------------------------------------------------------------------------

[MOOSE PHOTO]             SANDRA O. MOOSE, Senior Vice President and Director of The
                          Boston Consulting Group, Inc. Director of Rohm and Haas
                          Company; CDC-IXIS Funds. Director since June 2000 (Director of GTE Corporation 1978 - 2000); member of Audit and Finance
                          Committee and Corporate Governance Committee. Age 60.
--------------------------------------------------------------------------------------

[NEUBAUER PHOTO]          JOSEPH NEUBAUER, Chairman and Chief Executive Officer,
                          ARAMARK Corporation (managed services); President
                          (1983 - 1997). Director of CIGNA Corporation; Federated
                          Department Stores; First Union Corporation. Director since
                          1995; member of Human Resources Committee and Public Policy
                          Committee. Age 60.

--------------------------------------------------------------------------------------

[O'BRIEN PHOTO]           THOMAS H. O'BRIEN, Retired Chairman, The PNC Financial
                          Services Group, Inc. Director of BlackRock, Inc.; Hilb,
                          Rogal and Hamilton Company; USAirways. Director since 1987;
                          Chairperson of Audit and Finance Committee and member of
                          Public Policy Committee. Age 65.
--------------------------------------------------------------------------------------

[PALMER PHOTO]            RUSSELL E. PALMER, Chairman and Chief Executive Officer, The
                          Palmer Group (corporate investment firm). Director of
                          Honeywell International Inc.; The May Department Stores
                          Company; Safeguard Scientifics, Inc. Director since June
                          2000 (Director of GTE Corporation 1984 - 2000); Chairperson
                          of Human Resources Committee and member of Corporate
                          Governance Committee. Age 67.
--------------------------------------------------------------------------------------

[PRICE PHOTO]             HUGH B. PRICE, President and Chief Executive Officer,
                          National Urban League. Director of Metropolitan Life, Inc.
                          and Metropolitan Life Insurance Company; Sears, Roebuck and
                          Co. Director since 1997 (Director of NYNEX Corporation
                          1995 - 1997); member of Audit and Finance Committee and
                          Corporate Governance Committee. Age 60.
--------------------------------------------------------------------------------------
[SEIDENBERG PHOTO]        IVAN G. SEIDENBERG, President and Co-Chief Executive Officer
                          since June 2000; President and Chief Executive Officer
                          (effective April 1, 2002). Chairman of the Board (December
                          1998 - June 2000) and Chief Executive Officer (June
                          1998 - June 2000); Vice Chairman, President and Chief
                          Operating Officer (1997 - 1998); Chairman and Chief
                          Executive Officer, NYNEX Corporation (1995 - 1997). Director
                          of Boston Properties, Inc.; CVS Corporation; Honeywell
                          International Inc.; Viacom, Inc.; Wyeth. Director since 1997
                          (Director of NYNEX Corporation 1991 - 1997). Age 55.
--------------------------------------------------------------------------------------

[SHIPLEY PHOTO]           WALTER V. SHIPLEY, Retired Chairman, The Chase Manhattan
                          Corporation; Chairman and Chief Executive Officer
                          (1983 - 1992; 1994 - 1999). Director of Exxon Mobil
                          Corporation; Wyeth. Director since 1997 (Director of NYNEX
                          Corporation 1983 - 1997); member of Corporate Governance
                          Committee and Human Resources Committee. Age 66.

--------------------------------------------------------------------------------------

[SNOW PHOTO]              JOHN W. SNOW, Chairman, President and Chief Executive
                          Officer, CSX Corporation (global freight). Director of
                          Circuit City Stores, Inc.; Johnson & Johnson; United States
                          Steel Corporation. Director since June 2000 (Director of GTE
                          Corporation 1998 - 2000); member of Human Resources
                          Committee and Public Policy Committee. Age 62.
--------------------------------------------------------------------------------------

[STAFFORD PHOTO]          JOHN R. STAFFORD, Chairman, Wyeth (pharmaceutical and
                          healthcare products). Honeywell International Inc.; J.P.
                          Morgan Chase & Co. Director since 1997 (Director of NYNEX
                          Corporation 1989 - 1997); member of Audit and Finance
                          Committee and Public Policy Committee. Age 64.
--------------------------------------------------------------------------------------

[STOREY PHOTO]            ROBERT D. STOREY, Partner, law firm of Thompson, Hine &
                          Flory LLP. Director of The Procter & Gamble Company.
                          Director since June 2000 (Director of GTE Corporation
                          1985 - 2000); member of Audit and Finance Committee and
                          Public Policy Committee. Age 65.

--------------------------------------------------------------------------------

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITOR
                              ITEM 2 ON PROXY CARD

The Board of Directors, acting upon the recommendation of the Audit and Finance Committee, has reappointed the firm of Ernst & Young LLP, certified public accountants, as independent auditor to examine the financial statements of Verizon for the fiscal year 2002.

Fees billed to the Company by Ernst & Young for services rendered during fiscal year 2001 were as follows:

Audit Fees:  $5.1 million
Financial Information Systems Design and Implementation Fees:* $0
All Other Fees:*  $13.4 million (This includes fees of
$5.6 million for audit related services, including audits mandated by regulatory requirements, assistance with SEC registration statements, consultation on accounting standards and proposed transactions, and audits of subsidiaries or joint ventures; and fees of $5.6 million for tax services.)

* The Audit and Finance Committee of the Board considered, in reliance on management and the independent auditor, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

After the merger of Bell Atlantic Corporation and GTE Corporation on June 30, 2000, Verizon reviewed its existing auditors and a variety of other firms. On September 7, 2000, the Audit and Finance Committee of the Board recommended, and the Board approved, engaging Ernst & Young LLP as the Company's independent auditor.

During the fiscal years 1999 and 1998 and through September 6, 2000, neither the Company nor GTE consulted with Ernst & Young regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

PricewaterhouseCoopers LLP, Bell Atlantic's previous independent auditor, and Arthur Andersen LLP, GTE's previous independent auditor, continue to maintain independent auditor relationships with various subsidiaries or companies in which Verizon has investments and to provide audit and non-audit services to the Company. PricewaterhouseCoopers, expressing reliance on the report of Arthur Andersen, will continue to report on the consolidated financial statements of the Company for the fiscal years 1999 and 1998. The independent auditors' reports for the Company and GTE for the fiscal years 1999 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years 1999 and 1998 and through September 6, 2000, there were no disagreements between the Company and PricewaterhouseCoopers or between GTE and Arthur Andersen, which, if not resolved to the satisfaction of PricewaterhouseCoopers or Arthur Andersen, as the case may be, would have caused that auditor to make reference to such disagreement in its reports on the financial statements for such periods, nor were any required to be reported by SEC rules.

PricewaterhouseCoopers and Arthur Andersen provided letters, which the Company has filed with the SEC, agreeing with these statements.

Ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If this appointment is not ratified by the shareholders, the Audit and Finance Committee will reconsider its recommendation.

One or more representatives of Ernst & Young will be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

--------------------------------------------------------------------------------

                             SHAREHOLDER PROPOSALS
                           ITEMS 3 -- 7 ON PROXY CARD

The shareholders named below have told us that they intend to have the following proposals presented at the Annual Meeting. Approval of a shareholder proposal requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

ITEM 3 ON PROXY CARD:
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owner of 424 shares of the Company's common stock, proposes the following:

"RESOLVED: That the stockholders of Verizon, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:  Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' POSITION:
Verizon, like most other major corporations, provides for the election of directors by allowing each share of common stock one vote. The Board of Directors firmly believes that the present system of electing directors, in which directors elected are those receiving a plurality of the votes cast by the shareholders as a whole, best assures that the directors will represent the interests of all shareholders, and not just a particular group. Most states do not have mandatory cumulative voting and the Revised Model Business Corporation Act recommends that state laws not mandate cumulative voting. Nine out of ten S&P 500 companies do not provide for cumulative voting.

The Board of Directors, like many institutional investors and corporate governance experts, opposes cumulative voting because it permits special interest groups to leverage their voting power. Cumulative voting would make it possible for such a group to elect one or more Directors representing that group's narrow interest. Directors elected by such a narrow "special interest" constituency may have difficulty fulfilling their fiduciary duty of loyalty to the Company and its shareholders due to inherent conflicts between the Company and its shareholders' interests, on the one hand, and the Director and his or her constituency, on the other. The Board of Directors believes that these potential conflicts create factionalism and undermine the ability of the Board members to work together effectively as a whole.

The Board of Directors believes that cumulative voting is not in the best interest of Verizon and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 4 ON PROXY CARD:
The Association of BellTel Retirees, 181 Main Street, P.O. Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company's common stock, and Robert A. Rehm, 5 Erie Court, Jericho, New York 11753, owner of 4,234 shares of the Company's common stock, propose the following:

"RESOLVED: That the stockholders of Verizon urge our Board of Directors to seek shareholder approval in advance for all future or renewed severance agreements with the Company's executive officers, including so-called "golden parachute" and "golden goodbye" severance agreements, that provide more generous pay-outs than the severance and retirement benefits available to other senior managers.

We define "golden parachutes" as severance agreements triggered when executives are terminated, or resign, after a change in corporate control; and "golden good-byes" are defined as severance payments made to executives who terminate voluntarily, including early retirement, or who are terminated without good cause.

SUPPORTING STATEMENT: "Golden parachutes" and "golden good-bye" agreements are among the most costly, wasteful and anti-shareholder forms of executive compensation. Our Company's executive officers are covered by multi-million dollar parachute provisions that can be triggered not just by a hostile change of control, but even by voluntary resignation under a range of circumstances that we believe are contrary to stockholder interests.

The new post-merger severance agreements disclosed during 2000 are wasteful and create potential conflicts of interest in our view. Executive officers can resign and receive the liquidated value of their multi-year employment agreements -- as much as tens of millions of dollars in the case of co-CEOs Seidenberg and Lee -- if there is a "change of control" that is defined to include certain situations where another person or entity acquires as little as 20% of the Company's voting stock and never makes a tender offer or takes control.

We believe the severance agreements given to the co-CEOs are indefensible. For example, if Seidenberg had resigned during 2001 under certain circumstances and this broad "change of control" definition had applied, he would have received $10 million in "Incentive Awards" and, through June 2004, continuation of his base pay ($1.5 million) plus 10.5 times base pay each year in short- and long-term bonuses (the maximum he could have earned).

Lee's deal is far more generous, since he could receive nearly the same compensation whether he decides to stay or leave. "If Mr. Lee terminates employment for good reason ... he will generally receive the same benefits that he would have received if he were involuntarily terminated without cause," including $6 million for consulting fees he would have received after stepping down as CEO, according to the 2001 proxy.

If these agreements required shareholder approval, the Board might at least have decided which of these two options -- the executive staying or quitting -- was actually worth the expenditure of tens of millions of dollars in shareholder wealth. Without shareholder consent, such severance agreements undermine shareholder confidence that executive pay is properly aligned with the long-term interests of shareholders.

Compare this to the treatment of Company retirees, many with 30 or more years of loyal service. Most retirees have not received a pension cost-of-living adjustment in over 10 years, allowing inflation to steadily erode the purchasing power of pensions earned over long careers. This breaks with the Company's previous tradition of granting adjustments every two or three years at one half of the rate of inflation. Although the lump sum payments to some retirees in 2000 (which was not a pension increase nor inflation-related) were a step in the right direction, the Company's retirement benefits policy as a whole is inadequate and unfair to most retirees.

At last year's Annual Meeting, nearly 534 million shares (32% of the votes cast) were voted in favor of this proposal -- and similar proposals have received majority support from stockholders of at least six public companies since 1990.

We urge your VOTE FOR this resolution."

BOARD OF DIRECTORS' POSITION:
The Board of Directors continues to believe that a blanket prohibition on the use of employment and severance agreements without prior shareholder approval would unduly restrict the key Board function of hiring, retaining and, when necessary, separating executive officers from service with the Company. The Company has entered into these agreements only when deemed necessary and only after appropriate review. The Board's Human Resources Committee evaluated the agreements in light of competitive practices, current business circumstances and other strategic considerations.

Following the merger with GTE Corporation, the Company entered into new agreements with individuals whose skills and experience are critical to the success of Verizon. Those agreements are described beginning on page 24 of this Proxy Statement. The Board believes that these agreements are reasonable and appropriate to ensure the continuing effective integration of the companies and to fully realize the merger's benefits.

The Board firmly believes that agreements of this type, when used judiciously, promote shareholders' interests by enabling the Company to employ the most qualified executives to lead our business in an increasingly competitive environment. By adopting this proposal, the Company could be placed at a competitive disadvantage. The proposal arbitrarily limits the Company's flexibility to negotiate and design employment arrangements necessary to recruit and retain qualified executives. Moreover, adopting the proposal would require the Company to incur significant expense and delay in convening a special shareholders' meeting or meetings for the sole purpose of voting on executive agreements. In many cases, such as mergers or unexpected executive departures, it would not be feasible for the Company to delay action for several months while it seeks shareholder approval. As a practical matter, the Company would be unable to attract executives because of the uncertainty and delay of shareholder approval.

The Board has concluded it should retain the flexibility to use such agreements, where they are appropriate, without the requirement of shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 5 ON PROXY CARD:
John A. Parente, 2805 Granville Avenue, Schenectady, New York 12306, owner of 7,514 shares of the Company's common stock, and John Sellen, 285 Boulevard/Box 457, New Milford, New Jersey 07646, owner of 1,350 shares of the Company's common stock, propose the following:

"RESOLVED: The shareholders of Verizon urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws to provide that the Board shall consist of a majority of independent directors and that no more than two directors shall be current or former executive officers ("insiders"). For these purposes, the definition of independent director shall mean a director who, within the previous five years:

has not been employed by the Company or an affiliate;

is not a relative of any member of the Company's management;

provides no other personal or professional services for pay to the Company or its subsidiaries;

is not employed by a significant supplier or provider of professional services to the Company;

is not employed by a foundation, university or other nonprofit institution that has received a grant or endowment from the Company;

is not an officer of a company on which any of the Company's top five executive officers also serves as a board member.

SUPPORTING STATEMENT: Our Company has one of the least independent boards among large U.S. companies. No more than half of the 16 members of the Board -- and arguably less than half -- are outside directors truly independent of management, as defined here. We believe an amendment to the By-Laws is the only way to ensure that a majority of the Board will at all times be more accountable to stockholders than it is beholden to management.

Our Board's lack of independence from management influence is unusual among leading public companies. The boards of 88% of S&P 500 companies have a majority of independent directors, according to a study by the impartial Investor Responsibility Research Center (IRRC). While IRRC reported that more than two-thirds of the S&P 500 directors are independent, during 2000 our Company's Board included two insiders and at least six outside directors with financial ties to the Company or to one of the executive officers.

For years the Board has been infested with conflicts of interest, a situation that has improved only marginally since the merger with GTE. In addition to the two insiders (co-CEOs Seidenberg and Lee), six outside directors are non-independent due to board interlocks or because their own employer receives substantial grants, fees, or business from the Company, or did in the recent past. A ninth director (Snow), while technically independent, chairs a company that does business with Verizon.

With respect to interlocks, co-CEO Seidenberg sits on the board that employs and sets the salary of Board member Stafford. Lawrence Babbio, the Company's President for Telecom, helps set the compensation of Board member Neubauer, CEO of ARAMARK, as a member of that company's board compensation committee.

With respect to business ties, outside directors Kaplan, Moose, and Storey work for legal or consulting firms that receive substantial fee income from Verizon. And director Price heads a nonprofit receiving substantial grants from the Company Foundation.

Among institutional investors, there is widespread consensus that a majority of independent directors is critical to ensure management accountability to shareholders. Groups endorsing this basic principle include the National Association of Corporate Directors (NACD), the Council of Institutional Investors (CII), CalPERS, the Investor Rights Association (IRAA), and the Association of BellTel Retirees.

In its 1998 statement of core principles, the CII said that at least two-thirds of directors should be independent over a five-year look-back period. It noted that "the effect created by a conflict of interest on an individual director is almost impossible to detect, either by shareholders or other board members.

The Company is to be commended for reducing the number of employee directors from five to two -- a reform we first urged in 1998. Despite this progress, we believe that a By-Law amendment is the only way to ensure that the Board will exercise independent oversight.

Please VOTE FOR this resolution."

BOARD OF DIRECTORS' POSITION:
The Board agrees with the main premise of this proposal -- that the Board of Directors should consist of a majority of independent Directors. However, it strongly believes that the proponents inaccurately characterize the Board's independence and propose a definition of independence that is unduly rigid. The Board of Directors has consisted of a substantial majority of highly qualified, independent Directors at all times since the Company was founded in 1983. Moreover, the Board has adopted Corporate Governance Guidelines that require that a substantial majority of the Board shall be independent Directors. The standards of independence contained in the Board's Corporate Governance Guidelines are consistent with government and industry standards. The Guidelines also provide that no more than two Directors shall be employee Directors. The Board is confident that the relationships referred to by the proponents do not impair the independence of the individual Directors, and disagrees with the proponents' statement regarding the Board's "lack of independence from management influence".

The Board believes that there are adequate safeguards to continue to ensure the Board's independence. It is concerned that the proposed change to the Bylaws would arbitrarily restrict the composition of the Board and inappropriately restrict its flexibility to adapt to changing business circumstances. Because the Company has always operated with an independent Board and the Board has adopted the Corporate Governance Guidelines that require and safeguard independence, it is not necessary to amend the Bylaws. Accordingly, the Board has concluded that it cannot support this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 6 ON PROXY CARD:
Mr. C. William Jones, 8411 Aveley Farm Road, Easton, Maryland 21601, owner of 115 shares of the Company's common stock, and Joseph A. Ristuccia and Ann Ristuccia, 3905 Bayview Road / Box 611, Southold, New York 11971, owners of 663 shares of the Company's common stock, propose the following:

"RESOLUTION: The stockholders of Verizon request the Board to adopt and announce a policy that determines future awards of performance-based compensation for executive officers using a measure of earnings per share that does not include accounting rule income, particularly "pension credits" resulting from increases in the employee pension fund surplus.

"SUPPORTING STATEMENT: Since 1999 a large and growing portion of the Company's reported earnings is not cash flow from ordinary operations, but rather accounting income from "pension credits." We believe that including this accounting rule income in calculations of executive compensation creates incentives contrary to the best long-term interests of shareholders.

Verizon posted a pretax pension credit of $3.5 billion to earnings in 2000, an 81% increase from 1999, according to a detailed study by Merrill Lynch ("Making Sense of Pensions," August 1, 2001).

"The magnitude of the pension credit increase relative to the change in net income is significant and clearly is an adverse issue when assessing the quality of Verizon's earnings," according to Merrill Lynch.

Among its industry peer group, Merrill Lynch reported that pension credits and curtailment gains at Verizon "demonstrated the largest positive impact on EPS at 25.1% of net income before extraordinaries."

Among all S&P 500 firms, at Verizon pension credits made the largest contribution to reported earnings (a tax-adjusted $2.3 billion, or 19.7% of pretax income), according to Credit Suisse First Boston ("Pension Accounting Primer," June 13, 2001).

During the first six months of 2001, pension gains actually exceeded reported earnings. Thanks in part to a $1.1 billion credit for "employee retirement benefits," Verizon reported $733 million in net income before extraordinaries. Because pension credits potentially can turn even operating losses into reported gains, we believe they should not be included in the benchmark for performance-based compensation.

Accounting rule income from the pension surplus is simply not a good measure of top management's operating performance. One reason is that phantom income from the employee pension trust does nothing to increase cash flow. In practice, the pension surplus is not available to pay dividends, finance investments, or for other operating purposes.

"Though they are mixed in with the returns of the entire firm, the pension aspect of performance has nothing to do with the current performance of the management," wrote Jack Ciesielski, publisher of The Analyst's Accounting Observer ("Pondering Pensions: Addendum," June 11, 2001). "The "earnings" created by pension plans will not inure to common stock investors; pension assets are dedicated to a separate class of stakeholders ... the present and prospective pensioners."

A compensation formula that rewards executives for pumping up the pension surplus also creates incentives contrary to the long-term interest of shareholders. If incentive pay formulas encourage management to renege on early retirement benefits, or to continue skipping cost-of-living adjustments expected by retirees, we believe the Company's ability to recruit and retain experienced employees could be undermined.

In summary, we recommend that the Board adopt an explicit policy that excludes accounting rule profit from calculations of performance-based pay.

Please VOTE FOR this resolution."

BOARD OF DIRECTORS' POSITION:
The Board of Directors has delegated responsibility to its Human Resources Committee to establish the compensation philosophy for Verizon, establish appropriate policies and procedures and oversee the administration of the related plans. All of the members of the Committee are independent directors.

Verizon's compensation philosophy is described in the Report of the Human Resources Committee on Executive Compensation, as set forth on page 16 of this Proxy Statement. Two of the three principal components of compensation are performance-based and are therefore "at risk." The Board believes that goals established for performance-based compensation should provide incentives for executives to deliver superior performance consistent with the measures recognized by the investment community and in the best interests of the Company and its shareholders.

The Committee establishes the targets that will determine the awards for performance-based compensation. These targets include a range of financial and non-financial performance factors, and each year the Committee assigns relative weighting to those factors. In 2001, the performance factors included earnings per share, revenue growth, customer satisfaction and an individual's personal contribution to the success of Verizon. In order to determine the appropriate awards under the incentive plans, the Committee compares the actual performance, including financial results, to the corresponding targets. The Company's financial results are broad measures of the business and are reported in financial statements prepared in accordance with generally accepted accounting principles. In evaluating those results, the Committee has, and exercises, the discretion to determine whether certain components of the results should be adjusted for compensation purposes.

The Board believes that, in order to continue to determine the appropriate performance-based compensation and, given continuously changing business and market conditions, the Committee must retain the discretion to make appropriate adjustments. This proposal would arbitrarily limit that discretion, and we believe that it is contrary to generally established compensation practices.

In sum, the Board does not agree with the supporting statement and has concluded that it cannot support the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 7 ON PROXY CARD:
Richard A. Dee, 115 East 89th Street, New York, New York, 10128, owner of 864 shares of the Company's common stock, proposes the following:

"STOCKHOLDERS OF PUBLICLY-OWNED CORPORATIONS DO NOT "ELECT" DIRECTORS. Directors are "selected" by incumbent directors and managements -- stockholders merely "RATIFY" or approve director selections much as they ratify selections of auditors.

"The term 'Election of Directors' is misused in corporate proxy materials to refer to the process by which directors are empowered. The term is inappropriate -- and it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.

"Incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the "Elective process rights" of stockholders are being ignored.

"Approval of this Corporate Governance proposal will provide Verizon Communications stockholders with a CHOICE of director candidates -- an opportunity to vote for those whose qualifications and views they favor. Approval will provide stockholders with "duly elected" representatives.

"In a democracy, those who govern are duly elected by those whom they represent -- and they are accountable to those who elect them. Continuing in public office requires satisfying constituents, not only nominators. Corporate directors, who often divide their time between many companies, take office unopposed -- and answer only to fellow directors.

"IT IS HEREBY REQUESTED THAT THE BOARD OF DIRECTORS ADOPT PROMPTLY A RESOLUTION REQUIRING THAT THE CORPORATE GOVERNANCE COMMITTEE NOMINATE TWO CANDIDATES FOR EACH DIRECTORSHIP TO BE FILLED BY VOTING OF STOCKHOLDERS AT ANNUAL MEETINGS. IN ADDITION TO CUSTOMARY PERSONAL BACKGROUND INFORMATION, PROXY STATEMENTS SHALL INCLUDE A STATEMENT BY EACH CANDIDATE AS TO WHY HE OR SHE BELIEVES THEY SHOULD BE ELECTED.

"As long as incumbents are permitted to select and propose only the number of so-called "candidates" as there are directorships to be filled -- and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors -- no practical means will exist for stockholders to bring about director turnover -- until this or a similar proposal is adopted. Turnover reduces the possibility of inbreeding and provides sources of new ideas, viewpoints, and approaches.

"The 'pool' from which corporate directors are selected must be expanded from the current preponderance of chairmen and CEO's to include younger executives, including many more women, whose particular backgrounds qualify them well to oversee the company's business and to represent shareholder interests properly.

"Although Delaware law provides for director nominees to be selected by incumbents, approval of this proposal will enable Verizon Communications stockholders to replace any or all directors if they become dissatisfied with them -- or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their successors!

"The benefits that will accrue to Verizon Communications stockholders by having Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and considered carefully by stockholders, far outweigh arguments raised by those accustomed to being "selected" -- and who are determined to maintain their absolute power over the Corporate Governance process.

"PLEASE VOTE FOR THIS PROPOSAL."

BOARD OF DIRECTORS' POSITION:
The Company fully complies with Delaware law, and the Company affords its shareholders with all appropriate voting rights as prescribed by Delaware law. Nothing in law requires that an election provide a choice of candidates, or that shareholders have a "right" to nominate candidates; the Company's proxy materials are not misleading. The Board of Directors provides the shareholders with a slate of Director candidates who the Board believes, in its best judgment, includes the most qualified individuals who are ready, willing and able to oversee the management of the affairs of the Company. The law does not require, and the Board does not believe, that its role is to create a political environment in which nominees compete with each other for the available directorships. In the Board's judgment, this proposal would foster an environment where many well-qualified persons would not be willing to participate in the type of contested election that the proposal would produce.

The Board views the present nominating process as the most effective means of ensuring that appropriately qualified candidates are identified. The Corporate Governance Committee of the Board is responsible for identifying annually the best candidates for election to the Board. The Committee only recommends nominees who have the experience and skills that best serve the Company and its shareholders. If the Board were to recommend two "rival" candidates for each position, it would be difficult to predict which individuals would be elected. Accordingly, it would be more difficult to ensure that the appropriate skills, experience and diversity were represented on the Board. There are, in fact, appropriate procedures in place for shareholders who wish to suggest qualified candidates, as set forth on page 15 of this Proxy Statement.

The Board of Directors believes that the Company should continue to follow the present nominating process, which complies with law and is used by virtually all public companies. The procedure advocated in the proposal would not be an efficient or effective means of selecting the best Directors for the Company. Accordingly, approval of the proposal is not in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

--------------------------------------------------------------------------------

                    SUBMISSION OF SHAREHOLDER PROPOSALS AND
                              DIRECTOR NOMINATIONS

A shareholder who would like to have a proposal included in the Company's 2003 Proxy Statement must submit the proposal so that the Corporate Secretary receives it no later than November 12, 2002. SEC rules set standards for the types of shareholder proposals that must be included in a proxy statement. For other shareholder proposals, SEC rules specify that the Company's Bylaws need to be followed. The Bylaws require any shareholder wishing to make a nomination for Director or to introduce a proposal or other business at the Company's 2003 Annual Meeting of Shareholders to give the Company advance written notice thereof no later than 90 days prior to the anniversary date of the 2002 Annual Meeting, or January 24, 2003. Shareholders may request a copy of the Bylaws from the Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, 38th Floor, New York, New York 10036.

                             EXECUTIVE COMPENSATION

                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board, referred to as the Committee, is responsible for establishing and administering the policies and plans related to compensation and benefits for senior managers, including the executives listed in the Summary Compensation Table beginning on page 19 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers.

This report summarizes the philosophy, structure, and compensation levels of the Company's executive compensation programs for 2001.

PHILOSOPHY
The Committee has established the following objectives for the Company's executive compensation program:

  - To attract and retain high-performing executive talent;

  - To achieve key operational and financial goals;

  - To reward key performers who achieve superior results; and

  - To align the financial interests of the senior management group with those of shareholders.

Accordingly, the total compensation of the senior management group has been set at levels that are intended to be competitive with companies of similar size and complexity. The Committee evaluates and approves each component of compensation (base salary, annual incentives, and long-term incentives) and also reviews and approves the individual total compensation for key executives. In considering the mix of elements comprising total compensation, the Committee has emphasized long-term pay and performance to stress the importance of achieving Verizon's long-term strategies. The Committee has determined that the aggregate of Verizon's base pay and short-term compensation should fall within the 50th percentile based upon target performance under the short-term plan. The Committee has also determined that Verizon's long-term incentive opportunities should fall within the 75th percentile for comparable companies. To ensure that Verizon's senior management compensation is consistent with these levels, the Committee periodically compares Verizon's total compensation and component pay levels to that of comparable companies adjusted for size. The Committee also relies upon reports and assessments of an independent consultant in making its evaluations.

The compensation paid to the senior management group in 2001 was designed to reflect both individual and Company performance. The incentive programs emphasize a pay-for-performance philosophy. The compensation plans provide incentives for the senior management group to achieve performance that results in continuing improvements in the Company's operational and financial results over both the short and long term. In addition, the long-term incentive plan has been designed to reward the creation of shareholder value and more closely align the interests of the Company's senior management group with that of the shareholders. For 2001, all of the compensation under the long-term incentive plan was in the form of non-qualified stock options.

COMPONENTS OF COMPENSATION
The three components of the compensation structure for the senior management group are salary, a short-term incentive award paid in cash and a long-term incentive award, currently in the form of non-qualified stock options.

Because two of the three principal components of an executive's total compensation are performance-based and, therefore, at risk, the value of such compensation depends largely on the Company's actual performance, the performance compared to its peers and competitors and the degree of success in attaining individual performance objectives.

The Committee recognizes that, from time to time, it is appropriate to enter into agreements with key members of management to ensure that Verizon continues to retain their services. The agreements with the named executive officers are described beginning on page 24 of this Proxy Statement.

SALARY. The Company's executive salary structure is based on broad salary bands. Verizon periodically evaluates this structure by comparing it to companies of similar size and complexity. In keeping with Verizon's overall executive compensation philosophy, base pay is set at the 50th percentile for comparable companies. Salary increases are based upon individual performance, market changes in the value of that position, and the economic and business conditions affecting Verizon at the time of the evaluation. Senior managers' salaries were established by the Committee at the close of the merger on

June 30, 2000 to reflect their increased responsibilities and remained unchanged for an 18-month period. Accordingly, in 2001, the senior management group did not receive an increase in base salary. The salaries of the named executives for 2001 are shown in column (c) of the Summary Compensation Table.

SHORT-TERM INCENTIVE. The amounts shown under "Bonus" in column (d) of the Summary Compensation Table represent the short-term incentive payments awarded to each of the named executive officers for 2001. Senior managers are eligible to receive annual cash incentives under the Verizon Short-Term Incentive Plan. The plan is designed to support achieving Verizon's business and performance goals by placing a sizable percentage of compensation at risk. For 2000, the performance period measures were divided into two periods: pre-merger and post merger. For the pre-merger period, each company had separate performance measures. Following the merger, the performance measures were based upon Verizon's performance. For 2001, the amount of awards was based upon Verizon's actual performance as measured against pre-established performance objectives. These objectives are based primarily upon financial measures, particularly earnings per share and revenue. A portion of the award is also based upon two additional non-financial measures: customer service and diversity. Depending on Verizon's and the individual's performance, the awards can range from zero to a pre-established maximum performance percentage. For 2001, the Committee also took into account the Company's outstanding performance in responding to the September 11th terrorist attacks. Verizon met or exceeded its goals for the non-financial measures and exceeded its peer group in financial performance during 2001. The short-term incentive plan is correlated to an executive's base salary. As noted above, base salaries were adjusted upon the close of the merger to reflect the increased responsibilities of the named executive officers. For 2001, the lower performance percentage was applied to a full twelve months of new base salary. Because the Company did not meet or exceed all of its pre-established financial goals under the short-term incentive plan, it resulted in a lower performance percentage than that of the prior year.

LONG-TERM INCENTIVE. The Company provides long-term incentive opportunities under the Verizon Long-Term Incentive Plan. These long-term incentives may include non-qualified stock options, incentive stock options, performance units, restricted stock grants and stock appreciation rights. For 2001, only non-qualified stock options were granted. The long-term incentive plan rewards participants if the value of Verizon's common stock increases, thus creating greater shareholder value. This closely aligns the interests of the Company's senior management group with the interests of its shareholders.

Individual stock option grants are generally based on the recipient's actual base salary multiplied by a percentage applicable to the recipient's compensation band. The percentage is determined based on the level of responsibilities and on comparable positions within companies of similar size and complexity. All stock options are granted with an exercise price equal to the fair market value of Verizon's stock on the date of the grant. The actual number of stock options granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

2001 COMPENSATION FOR THE CO-CHIEF EXECUTIVE OFFICERS
The 2001 compensation of Charles R. Lee, Chairman and Co-Chief Executive Officer, and Ivan G. Seidenberg, President and Co-Chief Executive Officer, was determined in accordance with the plans and policies discussed in this report. Their annual salaries are shown in column (c) of the Summary Compensation Table, and their respective short-term incentive awards are shown under "Bonus" in column (d) of this table. In 2001, Messrs. Lee and Seidenberg received short-term incentive awards of $2,844,000 and $2,437,500, respectively. As noted in the prior section on the short-term incentive plan, Verizon did not meet the pre-established goals for two of the financial performance objectives and the performance percentage was lower than in the prior year. For Mr. Lee, the range for a short-term incentive award was $0 to $4,375,000. For Mr. Seidenberg, it was $0 to $3,750,000.

In 2001, Messrs. Lee and Seidenberg each became eligible to receive a special long-term performance incentive award that had previously been established under their employment agreements. On December 31, 2001, 60% of the total award, covering the period from 1999 through 2001, became payable. The Committee approved paying each of the Co-Chief Executive Officers an award at 94% of target because performance over the applicable period was slightly below the pre-established adjusted performance measure of earnings per share. Messrs. Lee and Seidenberg each received $5,640,000, and the award is reflected in column
(h) of the Summary Compensation Table.

In January of 2001, Messrs. Lee and Seidenberg received non-qualified stock option grants of 915,700 and 784,900, respectively. These grants were awarded under the long-term incentive plan and are reported in column (g) of the Summary Compensation Table. In addition, Mr. Lee was eligible in 2001 to receive a performance bonus award previously granted under the GTE Long-Term Incentive Plan for the period from 1999 through 2001. Originally, the actual amount of the award was to be determined based on GTE's performance in attaining certain pre-established performance targets over the performance period. However, the operations of Bell Atlantic and GTE were integrated following the merger. Therefore, the Committee determined that, based on GTE performance up to the date of the merger, the performance bonus award for the 1999-2001 award cycle would be paid at target for Mr. Lee and all other eligible former GTE executives. Accordingly, Mr. Lee received a performance bonus award of $2,239,200, which is included in column (h) of the Summary Compensation Table.

APPLICABLE TAX CODE PROVISION

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, companies may exclude performance-based compensation from the limit if that compensation meets certain requirements. The Committee believes that the short and long-term plans satisfy the requirements for exemption under Internal Revenue Code Section 162(m).

Respectfully submitted,

    Human Resources Committee

          Russell E. Palmer -- Chairperson
          Richard L. Carrion
          Robert F. Daniell
          Joseph Neubauer
          Walter V. Shipley
          John W. Snow

           ---------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Babbio, Vice Chairman and President of the Company, serves on the Board of Directors of ARAMARK Corporation and its compensation committee. Mr. Neubauer, Chief Executive Officer and Chairman of the Board of Directors of ARAMARK Corporation, serves on Verizon's Board of Directors and its Human Resources Committee.

                              COMPENSATION TABLES

                                                   SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     Long-Term Compensation
                                                                               -----------------------------------
                                                  Annual Compensation                   Awards
                                           ---------------------------------   -------------------------   Payouts
               (a)                  (b)      (c)       (d)                        (f)           (g)        -------
                                                                    (e)        Restricted    Securities      (h)          (i)
                                                                Other Annual     Stock       Underlying     LTIP       All Other
             Name and                      Salary    Bonus(1)   Compensation    Award(s)    Options/SARs   Payouts    Compensation
        Principal Position          Year   ($000s)   ($000s)      ($000s)       ($000s)      Granted(#)    ($000s)      ($000s)
----------------------------------------------------------------------------------------------------------------------------------
Charles R. Lee                    2001   1,750.0     2,844.0       292.8(4)                     915,700     9,316.0(8)     370.7(9)
Chairman & Co-CEO                 2000   1,490.4     2,620.8(3)     87.9       6,614.2(5,6)    988,672                   4,304.9
                                  1999   1,247.7     1,711.5(3)      9.8         547.3(6)      240,000      7,045.3          56.2
Ivan G. Seidenberg                2001   1,500.0     2,437.5       190.0(4)                    784,900      6,188.3(8)    3,132.4(9)
President & Co-CEO                2000   1,350.0     2,577.0       148.7       6,562.5(5)    1,179,420                    5,096.3
                                  1999   1,200.0     2,106.0       228.3                       588,240                    9,620.2
Lawrence T. Babbio, Jr.           2001   1,000.0     1,320.0       132.9(4)                    419,727(7)                18,245.1(9)
Vice Chairman &                   2000     912.5     1,297.0       115.7       4,375.0(5)    1,016,806                    2,966.4
President                         1999     750.0       866.3       104.2                       382,022                    2,483.2
Michael T. Masin                  2001     925.0     1,332.0       139.9(4)                    302,500      1,107.0(8)    6,516.6(9)
Vice Chairman &                   2000     928.9(2)  1,343.0(3)    130.2       4,411.5(5,6)    612,016                    2,920.2
President                         1999     838.2(2)    974.8(3)     34.8         304.9(6)      118,600      3,904.8          33.8
Frederic V. Salerno               2001     810.0     1,053.0       187.3(4)                    264,900                    4,959.3(9)
Vice Chairman & CFO               2000     780.0     1,097.0       205.4       4,375.0(5)      711,960                    2,581.1
                                  1999     750.0       877.5       183.3                       291,060                      626.4
Dennis F. Strigl                  2001     750.0       915.0       189.2(4)                    245,300                    6,016.7(9)
Executive Vice President &        2000     712.5     1,212.0       124.4       3,500.0(5)      527,060                    3,490.8
President & CEO                   1999     550.0       574.0        54.3                       166,834      1,480.8         364.5
Verizon Wireless Joint Venture
---------------------------------------------------------------------------------------------------------------------------------

(1) Generally, the performance percentage for the short-term bonuses was 65% for 2001; for 2000, it was 77% for the first half of the year prior to the merger and 82% for the second half of the year after the merger. For 1999, the performance percentage for Bell Atlantic was 77% and for GTE the adjusted performance percentage was 78%.

(2) The data includes fees received by Mr. Masin for serving as a director of BC TELECOM Inc., a Canadian company in which GTE owned a 50.8% interest during January of 1999, and TELUS Corporation, formerly BCT.TELUS Communications Inc., a successor company to BC TELCOM, in which Verizon owns a 26.4% interest. Mr. Masin's salary for 1999 includes fees of $16,829. Although Mr. Masin still serves as a director of TELUS Corporation, he no longer receives fees for such service. In 2000 and 1999, Mr. Masin received deferred stock units of this company valued at $35,651 and $32,725, respectively, which are also included in this column.

(3) For year 2000, the data reflects the amounts these executive officers received under both the Verizon Short-Term Incentive Plan and the GTE Executive Incentive Plan. For year 1999, the data reflects the amounts the executive officers received under the GTE Executive Incentive Plan. As described in footnote 6, under GTE's Equity Participation Program which was part of the GTE Executive Incentive Plan, a portion of this amount has been deferred into restricted stock units payable at maturity (generally, a minimum of three years).

(4) These amounts include incremental costs for personal use of Company aircraft by Messrs. Lee, Seidenberg, Babbio, Masin, Salerno, and Strigl in the amounts of: $72,085; $130,873; $97,605; $101,860; $140,752; and $151,525,
    respectively. In addition, the amount shown for Mr. Lee includes imputed interest of $83,944 and tax reimbursements of $75,645 related to aggregate home equity bridge loans of $2.5 million provided by the Company in connection with the relocation from Texas to Connecticut following the merger. Those loans remain outstanding pending the completion of all relocation-related transactions, and will be offset in part by reimbursement for those transactions. Under the terms of the Company's relocation program, which applies to all management employees, home equity bridge loans are interest-free.

(5) The data reflects the dollar value of the one-time grant of restricted stock units based on the closing price of Verizon common stock on the grant date, September 7, 2000. These units vest over the next four years subject to meeting certain performance and time measures. Additional restricted units are received on each dividend payment date in the same manner described in footnote 6. Messrs. Lee, Seidenberg, Babbio, Masin, Salerno, and Strigl hold a total of: 155,399; 155,399; 103,600; 103,600; 103,600; and 82,880
    restricted stock units, respectively, which had a dollar value of:
    $7,375,255; $7,375,255; $4,916,837; $4,916,837; $4,916,837; and $3,933,469,
    respectively, based upon the closing price of Verizon common stock on December 31, 2001.

(6) The data reflects the dollar value of the matching restricted stock units under GTE's Equity Participation Plan for amounts held in each former GTE executive's bonus deferral account. The number of restricted stock units was calculated by dividing the deferred amount by the average closing price of the Company's common stock on the New York Stock Exchange Composite Transactions Tape for the 20 consecutive trading days following the Company's public release of its financial results for the fiscal year in which the bonus was earned. On each dividend payment date, additional restricted units are credited to a participant's account. The number of restricted stock units is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock units in the participant's account by the closing price of the Company's common stock on the New York Stock Exchange Composite Transaction Tape on the dividend payment date. Executives received one additional restricted stock unit for every four restricted stock units deferred into GTE's Equity Participation Plan. Messrs. Lee and Masin each hold a total of: 15,507; and 83,909 restricted stock units, respectively, which had a dollar value of: $735,968; and $3,982,326, respectively, based solely upon the closing price of Verizon common stock on December 31, 2001.

(7) This amount includes 92,627 options that are reload grants, issued as a result of a stock-for-stock exercise.

(8) Messrs. Lee's and Seidenberg's 2001 LTIP payouts include the payment of 60% of their special long-term performance incentive awards. Mr. Lee's award was $7,076,804 and Mr. Seidenberg's was $6,188,261. The awards include earnings based on different investment elections. In addition, Messrs. Lee and Masin, as former GTE executives, received payments for the 1999 to 2001 award cycle, under the GTE Long-Term Incentive Plan, of $2,239,200 and $1,107,000, respectively.

(9) For 2001, the column "All Other Compensation" includes payment of retention bonuses for Messrs. Babbio, Masin, and Strigl in the amounts of: $7,000,000; $6,475,000; and $5,250,000, respectively, and carry-over bonuses under prior agreements for Messrs. Babbio and Salerno in the amounts of $8,215,606 and $3,520,974, respectively. In addition, the column includes: Company contributions to qualified plans for Messrs. Lee, Seidenberg, Babbio, Masin, Salerno, and Strigl in the amounts of: $7,016; $8,500; $8,500; $7,650; $8,437; and $20,400, respectively; contributions by the Company and its related companies to the GTE Executive Salary Deferral Plan accounts for Messrs. Lee and Masin in the amounts of: $71,100 and $33,975, respectively; Company contributions to the non-qualified Income Deferral Plan accounts of Messrs. Seidenberg, Babbio, Salerno and Strigl in the amounts of:
    $1,445,590; $2,849,210; $642,690; and $608,507, respectively; the value of premiums paid by the Company for executive life insurance policies for Messrs. Lee, Seidenberg, Babbio, Salerno, and Strigl in the amounts of $292,626; $52,594; $171,742; $53,815; and $137,758, respectively. As previously disclosed in last year's proxy statement, Messrs. Seidenberg and Salerno waived their rights to receive their deferred merger retention bonuses in exchange for the Company's entering into split-dollar insurance arrangements for their benefit. Under these arrangements, the insurance premiums paid by the Company will be ultimately returned to the Company. The present value after-tax costs of these arrangements to the Company are designed to be equivalent to the after-tax costs to the Company of these waived deferred compensation obligations. For 2001, the value of premiums paid by the Company for these split-dollar insurance arrangements for Messrs. Seidenberg and Salerno were $1,625,692 and $733,374, respectively.

--------------------------------------------------------------------------------

The following table provides information as to options and stock appreciation rights (referred to as SARs) exercised by each of the named executive officers during 2001. The table sets forth the value of options and stock appreciation rights held by such officers at year-end measured in terms of the closing price of Verizon common stock on December 31, 2001, which was $47.46.

                        AGGREGATED OPTION/SAR EXERCISES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

          (a)                   (b)                (c)                      (d)                              (e)
                                                                   Number of Securities             Value of Unexercised
                                                                  Underlying Options/SARs         In-the-Money Options/SARs
                               Shares             Value                at FY-End (#)                  at FY-End ($000s)
                            Acquired on          Realized      -----------------------------    -----------------------------
         Name               Exercise (#)         ($000s)       Exercisable    Unexercisable     Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------------
Charles R. Lee                 314,272(1)        $7,185.8       1,813,204       1,889,082         19,518.7         2,970.5
Ivan G. Seidenberg               4,768               41.1       1,408,098       1,983,984          8,620.5         2,970.5
Lawrence T. Babbio, Jr.        159,993            3,569.4       1,114,692       1,064,476          1,560.6         2,056.5
                                                                   13,500(2)        8,650(2)            --              --
Michael T. Masin               100,000            2,413.8         783,686         908,742          6,571.8         2,056.5
Frederic V. Salerno                 --                 --         762,137         986,589          3,421.0         2,056.5
Dennis F. Strigl                 2,555                9.3         285,602         773,159            297.3         1,828.0
-----------------------------------------------------------------------------------------------------------------------------

(1) SARs were exercised prior to expiration and the gain received upon exercise was deferred into a Stock Option Gain Deferral account.

(2) Options to purchase Class V Common Stock of Grupo Iusacell, S.A. de C.V.
--------------------------------------------------------------------------------

The following table shows all grants of options to the named executive officers during 2001. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (ten years, with the exception of reload grants) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that, if the stock price does not appreciate, the potential realized value of the options granted would be zero.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                                                                    Price Appreciation for Option Term
                                             Individual Grants                                   ($000s)
                           ------------------------------------------------------   ----------------------------------
           (a)                 (b)            (c)            (d)          (e)          (f)         (g)         (h)
                               # of        % of Total
                            Securities    Options/SARs
                            Underlying     Granted to    Exercise or
                           Options/SARs   Employees in   Base Price    Expiration
Name                         Granted      Fiscal Year      ($/Sh)         Date         0%          5%          10%
----------------------------------------------------------------------------------------------------------------------
                                                                                                            ---------
Charles R. Lee               915,700(1)       2.7%         56.2200     1/10/2011       --       32,375.9     82,046.9

Ivan G. Seidenberg           784,900(1)       2.3%         56.2200     1/10/2011       --       27,751.3     70,327.2

Lawrence T. Babbio, Jr.      327,100(1)       1.0%         56.2200     1/10/2011       --       11,565.1     29,308.2
                              92,627(2)       0.3%         55.2500     1/27/2007       --        1,740.5      3,948.6

Michael T. Masin             302,500(1)       0.9%         56.2200     1/10/2011       --       10,695.3     27,104.1

Frederic V. Salerno          264,900(1)       0.8%         56.2200     1/10/2011       --        9,365.9     23,735.1

Dennis F. Strigl             245,300(1)       0.7%         56.2200     1/10/2011       --        8,672.9     21,978.9
----------------------------------------------------------------------------------------------------------------------

(1) One-third of the options are exercisable on January 11, 2002; two-thirds are exercisable on January 11, 2003; and the balance are exercisable on January 11, 2004.

(2) Reflect reload option grants that were issued as a result of a stock-for-stock exercise. These options become exercisable six months following the date of grant, and expire at the end of the term of the original option.
--------------------------------------------------------------------------------

                                RETIREMENT PLANS

  FOR EXECUTIVE OFFICERS WHO WERE BELL ATLANTIC EXECUTIVES PRIOR TO THE MERGER
                                    WITH GTE

Messrs. Seidenberg, Babbio, and Salerno and other Verizon executive officers who were employed by Bell Atlantic prior to the merger, participated in Verizon's Bell Atlantic Cash Balance Plan through December 31, 2001. This plan, a noncontributory, tax-qualified pension plan for salaried employees, provided for distribution of benefits in a lump sum or an annuity, at the participant's election.

Benefits were computed using a cash balance methodology that provided for pay credits equal to 4 to 7 percent (depending on age and service) of annual eligible pay up to the statutory limit on compensation ($170,000 in 2001). In general, eligible pay included base salary, commissions and short-term incentives, exclusive of overtime, certain senior manager or other incentive compensation, and other similar types of payments. Additionally, monthly interest credits were made to the participant's account balance based on prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintained a hypothetical account balance for each participant. The following table shows the account balance under the cash balance formula for each participating named executive officer, as of December 31, 2001.

-----------------------------------------------------------------
                  EXECUTIVE                       ACCOUNT BALANCE
-----------------------------------------------------------------
Mr. Seidenberg                                      $1,185,278
Mr. Babbio                                          $1,136,900
Mr. Salerno                                         $1,204,936
-----------------------------------------------------------------

Pension benefits under Verizon's Bell Atlantic Cash Balance Plan were not subject to reduction for Social Security benefits or other offset amounts.
Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as Verizon's Bell Atlantic Cash Balance Plan. Pension amounts for certain executive officers that exceed such Section 415 limitations will be paid from the Company's assets under the Bell Atlantic Senior Management Income Deferral Plan.

Mr. Strigl did not participate in Verizon's Bell Atlantic Cash Balance Plan.

Messrs. Seidenberg, Babbio, Salerno and Strigl and other Verizon executive officers who were employed by Bell Atlantic prior to the merger, participated in the Bell Atlantic Senior Management Income Deferral Plan through December 31, 2001. This plan was a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account was maintained for each participant. The plan allowed the participants to defer voluntarily the receipt of up to 100% of their eligible compensation, and also provided retirement and other benefits through Company credits to the participant's account under the plan. Eligible compensation consisted of:

I. a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans ($170,000 in 2001);

II. all of the participant's short-term incentive award under the pre-merger Bell Atlantic short-term incentive plan; and

III. retention awards or other bonuses that the plan administrator determined were eligible for deferral.

If a participant elected to defer income, the Company provided a matching contribution equal to the rate of match under the qualified savings plan for management employees. In most cases, that rate was 83 1/3% of the first 6% of eligible compensation that was deferred. In addition, for the first 20 years of participation in the plan, the Company automatically made retirement contributions to a participant's account equal to 32% of the base salary, in excess of $170,000, and short-term incentive award components of the participant's eligible compensation. Thereafter, the Company made retirement contributions equal to 7% of such eligible compensation.

The Company maintained an individual account for each participant in the Bell Atlantic Senior Management Income Deferral Plan. The following table shows the aggregate portion of each participating named executive officer's account attributable to the Company's contributions as of December 31, 2001.

------------------------------------------------------------------
              EXECUTIVE                  AGGREGATE ACCOUNT BALANCE
------------------------------------------------------------------
Mr. Seidenberg                                  $10,973,305
Mr. Babbio                                      $11,163,266
Mr. Salerno                                     $ 9,275,552
Mr. Strigl                                      $ 2,394,434
------------------------------------------------------------------

The actual annual Company contribution has been reflected in column (i) of the Summary Compensation Table.

  FOR EXECUTIVE OFFICERS WHO WERE GTE EXECUTIVES PRIOR TO THE MERGER WITH BELL
                                    ATLANTIC

Messrs. Lee and Masin, and other Verizon executive officers who were employed by GTE prior to the merger, participated in the GTE defined benefit pension plans through December 31, 2001. The following table illustrates the estimated annual benefits payable under these plans. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings (integrated with social security as described below) and years of service:

                               PENSION PLAN TABLE

--------------------------------------------------------------------------------
                                        Years of Service
Final Average   ----------------------------------------------------------------
Earnings           15           20            25            30            35
--------------------------------------------------------------------------------
 $  300,000     $ 63,671    $   84,894    $  106,118    $  127,341    $  148,565
    400,000       85,421       113,894       142,368       170,841       199,315
    500,000      107,171       142,894       178,618       214,341       250,065
    600,000      128,921       171,894       214,868       257,841       300,815
    700,000      150,671       200,894       251,118       301,341       351,565
    800,000      172,421       229,894       287,368       344,841       402,315
    900,000      194,171       258,894       323,618       388,341       453,065
  1,000,000      215,921       287,894       359,868       431,841       503,815
  1,200,000      259,421       345,894       432,368       518,841       605,315
  1,500,000      324,671       432,894       541,118       649,341       757,565
  2,000,000      433,421       577,894       722,368       866,841     1,011,315
  2,500,000      542,171       722,894       903,618     1,084,341     1,265,065
  2,750,000      596,546       795,394       994,243     1,193,091     1,391,940
  3,000,000      650,921       867,894     1,084,868     1,301,841     1,518,815
  3,500,000      759,671     1,012,894     1,266,118     1,519,341     1,772,565
  4,000,000      868,421     1,157,894     1,447,368     1,736,841     2,026,315
  4,500,000      977,171     1,302,894     1,628,618     1,954,341     2,280,065
--------------------------------------------------------------------------------

All executive officers who were employed by GTE prior to the merger participated in the Verizon GTE Service Corporation Plan for Employees' Pensions through December 31, 2001. This plan was a noncontributory pension plan for the benefit of all employees of GTE Service Corporation and participating affiliates who were not covered by collective bargaining agreements. It provided a benefit based on a participant's years of service and earnings. Pension benefits provided by the plan were related to base salary and short-term incentive payments, exclusive of overtime, differentials, certain incentive compensation and other similar types of payments. Pensions were computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed $35,100, which is the portion of salary subject to the Federal Social Security Act, and the 1.45% service credit being applied to that portion of the average annual salary for the five highest consecutive years that exceeded this level up to the statutory limit on compensation. As of December 31, 2001, the actual years of service credited under the Verizon GTE Service Corporation Plan for Messrs. Lee and Masin are 18 and 8, respectively.

Section 415 of the Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Verizon GTE Service Corporation Plan. The Company maintained the GTE Excess Pension Plan, which supplemented the benefits of any participant in the Verizon GTE Service Corporation Plan in an amount by which the participant's benefits under the Verizon GTE Service Corporation Plan were limited by law. In addition, the GTE Supplemental Executive Retirement Plan provided additional retirement benefits determined in a similar manner as under the Verizon GTE Service Corporation Plan on compensation accrued under certain management incentive plans as determined by the Human Resources Committee of the Board of Directors. Benefits under the GTE Supplemental Executive Retirement Plan and the GTE Excess Pension Plan were payable in a lump sum or an annuity.

      RETIREMENT BENEFITS FOR EXECUTIVE OFFICERS EFFECTIVE JANUARY 1, 2002

Effective January 1, 2002, Verizon merged the pension plans of the predecessor companies to form the Verizon Management Pension Plan. Messrs. Lee, Seidenberg, Babbio, Masin, and Salerno, and other Verizon executive officers, participate in the Verizon Management Pension Plan as of January 1, 2002. The plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant's election. Pension benefits under this plan are calculated for all participants using a cash balance formula. However, participants with at least 10 years of service with the Company as of January 1, 2002, receive benefits under an alternative formula, referred to as the "highest average pay formula," if that formula provides a higher benefit than the cash balance formula.

Mr. Strigl does not participate in the Verizon Management Pension Plan.

Messrs. Lee, Seidenberg, Babbio, Masin, Salerno and Strigl, and other Verizon executive officers, participate in the Verizon Income Deferral Plan as of January 1, 2002. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the participants to defer voluntarily the receipt of up to 100% of their eligible compensation, and also provides retirement and other benefits to certain executives through Company credits to the participant's account under the plan. Eligible compensation consists of:

I. a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans ($200,000 in 2002);

II.  all of the participant's short-term incentive award; and

III. retention awards or other bonuses that the plan administrator determines are eligible for deferral.

If a participant elects to defer income, the Company provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. In most cases, that rate is 100% of the first 4% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. In addition, for the first 20 years of participation in the plan for certain executives of the Company, the Company automatically makes retirement contributions to a participant's account equal to 32% of the base salary, in excess of $200,000, and short-term incentive award components of the participant's eligible compensation. Thereafter, the Company makes retirement contributions equal to 7% of such eligible compensation.

--------------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

In recognition of the highly competitive environment in the telecommunications industry, the Human Resources Committee recognizes that, from time to time, it is appropriate to enter into employment agreements with key members of management in order to ensure that Verizon continues to retain their services. The Company has entered into agreements with Messrs. Lee, Seidenberg, Babbio, Masin, Salerno, and Strigl. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with Verizon's business relations for a specified period of time following the termination of their employment. The agreements provide that each of these executives will receive certain additional benefits, including a flexible spending account, financial planning services, use of Company aircraft and automobile, and certain housing arrangements.

The executives will receive the compensation and benefits outlined below for the term of their agreements. If an executive resigns or retires, he will be entitled only to the benefits that would be provided to a similarly situated senior executive upon termination. Generally, if an executive's employment terminates following a change in control of Verizon, or due to a good reason, or as a result of his death or disability, he will generally receive the same benefits that he would receive if he were involuntarily terminated without cause. However, if the termination is due to disability, the lump sum payment will be offset by amounts payable to the executive under any Company-sponsored disability plan. Except as indicated below, if an executive's employment is involuntarily terminated without cause, his outstanding stock options will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of the option. In addition, the portion of the one-time grant of restricted stock units that was due to vest based upon a continuous employment requirement, will become payable on the scheduled date, and the remaining unvested portions of that grant will become payable only if Verizon attains the applicable revenue and earnings per share growth goals. If an executive is terminated for cause, he will no longer receive any salary or benefits. He will forfeit the unvested portion of the one-time year 2000 grant of stock options and the unvested portion of the one-time year 2000 grant of restricted stock units. All separation payments provided to the named executive officers under their employment agreements are in lieu of any Company-sponsored severance.

The individual agreements are summarized below.

CHARLES R. LEE. Mr. Lee's amended agreement provides that, effective April 1, 2002, he will be employed as Chairman of the Board until June 30, 2002. From June 30, 2002 until June 30, 2004, he will serve as the non-employee Chairman of the Board. Mr. Lee's agreement currently provides for:

- an annual base salary of not less than $1,750,000;

- an annual short-term bonus between 0 and 2.5 times base salary;

- annual long-term bonus opportunities of at least 8 times base salary;

- the remainder of a long-term performance incentive opportunity in a target amount of approximately $4 million that is payable on June 30, 2002; and

- purchase of a split-dollar life insurance policy for approximately $6 million.

When Mr. Lee retires on June 30, 2002, his unvested stock options will immediately vest and will be exercisable until the tenth anniversary of the grant date. He will receive financial planning services for two years and will be provided with office space and administrative support for five years after the end of the term of his agreement.

If Mr. Lee's employment is involuntarily terminated without cause:

- he will immediately become vested in any unvested stock options and they will be exercisable for up to 10 years from the grant date;

- he will become vested in the remainder of his long-term performance incentive award;

- he will receive a lump sum cash payment equal to the sum of (i) his unpaid base salary through June 30, 2002, (ii) 57.5% of his maximum short-term bonus opportunity from the date of his termination through June 30, 2002, and (iii) 100% of his long-term bonus opportunity from the date of his termination through June 30, 2002;

- he will receive a lump sum cash payment equal to any unpaid consulting fees;
  and

- he will receive the value of his then-outstanding performance-bonus awards under the long-term incentive plan.

Mr. Lee's agreement also provides that he will serve as a consultant to Verizon from June 30, 2002 through June 30, 2004. During this period, Mr. Lee will be an independent contractor and will not be entitled to the benefits generally provided to Verizon employees. He will receive a consulting fee of $250,000 per month.

IVAN G. SEIDENBERG. Mr. Seidenberg's agreement provides that he will continue to be employed through June 30, 2004. On April 1, 2002, he will become the sole Chief Executive Officer. His agreement currently provides for:

- an annual base salary of not less than $1,500,000;

- an annual short-term bonus between 0 and 2.5 times base salary;

- annual long-term bonus opportunities of at least 8 times base salary; and

- the remainder of a long-term performance incentive opportunity in a target amount of approximately $4 million that is subject to a vesting schedule.

If Mr. Seidenberg's employment is involuntarily terminated without cause or if he is constructively discharged, he will receive the following benefits for the period ending three years after his termination:

- monthly payments based on his base salary increased by at least 5% annually;

- annual payments equal to the short-term bonus he would have been entitled to receive;

- vested rights in the remainder of his long-term performance incentive award;

- an annual grant of stock options equal to 8 times his annual base salary increased by at least 5% annually; and

- the excess, if any, of the compensation earned by the Company's Chief Executive Officer during this period over the amounts paid to Mr. Seidenberg pursuant to his agreement.

If Mr. Seidenberg's employment is terminated as a result of his death or disability, he will generally receive the same benefits that he would receive if he were involuntarily terminated without cause. However, no payments will be made after June 30, 2004.

LAWRENCE T. BABBIO, JR. Mr. Babbio's agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

- an annual base salary of not less than $1,000,000;

- an annual short-term bonus between 0 and 2 times base salary; and

- annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Babbio's employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and
(iii) 100% of his long-term bonus opportunity. In addition, all of his outstanding stock options will vest immediately and will be exercisable for five years or, if the term of the option extends beyond that date, until June 30, 2008 (subject to the maximum term of the option).

MICHAEL T. MASIN. Mr. Masin's agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

- an annual base salary of not less than $925,000;

- an annual short-term bonus between 0 and 2 times base salary; and

- annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Masin's employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and
(iii) 100% of his long-term bonus opportunity.

FREDERIC V. SALERNO. Mr. Salerno's agreement provides that he will continue to be employed through June 30, 2003. His agreement currently provides for:

- an annual base salary of not less than $810,000;

- an annual short-term bonus between 0 and 2 times base salary; and

- annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Salerno's employment is involuntary terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and
(iii) 100% of his long-term bonus opportunity.

DENNIS F. STRIGL. Mr. Strigl's agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

- an annual base salary of not less than $750,000, and, effective January 1, 2002, not less than $800,000;

- an annual short-term bonus between 0 and 2 times base salary; and

- annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Strigl's employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The Human Resources Committee of the Board has approved stock ownership guidelines for all executive officers. Under these guidelines, by the end of a five-year period each of the Co-Chief Executive Officers is encouraged to acquire and hold Company shares with a value of five times each individual's base salary then in effect; other executive officers, depending upon their position, are encouraged to acquire and hold shares having a value of one to four times salary. The Committee reviews stock ownership on an annual basis. Board guidelines encourage Directors of the Company to hold a minimum of 5,000 shares, to be acquired over a period of up to five years.

On January 31, 2002, there were approximately 2.7 billion shares of Verizon Communications Inc. common stock outstanding. The table below sets forth information as of January 31, 2002 regarding: (a) the shares of Verizon common stock beneficially owned (including shares held in the Company's employee savings plans) by the named executive officers, each Director and all executive officers and Directors as a group; (b) the total Verizon stock-based holdings of the named individuals and the group; and (c) the shares which may be acquired within 60 days pursuant to the exercise of stock options by the named individuals and the group. The shares shown in this table, in the aggregate, represent less than one percent of the total outstanding shares of Verizon. Except as otherwise noted, each individual and/or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

The middle column of the table combines beneficial ownership of shares of Verizon common stock through holdings of (i) deferred stock units by non-employee Directors (which are payable in cash or shares of Verizon common stock at the election of the Director and are accrued under deferred compensation plans) and by executive officers (which are payable in cash pursuant to deferrals under the Verizon Income Deferral Plan); and (ii) restricted stock units by executive officers (which are payable in shares of Verizon common stock under the GTE Equity Participation Program).

-----------------------------------------------------------------------------------------------------
                                                          SHARES       BENEFIT PLAN       OPTIONS
                                                       BENEFICIALLY    STOCK-BASED      EXERCISABLE
NAME                                                      OWNED         HOLDING(3)     WITHIN 60 DAYS
-----------------------------------------------------------------------------------------------------
NAMED EXECUTIVE OFFICERS:
Charles R. Lee*                                          246,714(1)       456,862        2,328,928
Ivan G. Seidenberg*                                       93,346          486,203        2,042,307
Lawrence T. Babbio, Jr.                                  283,217          203,603        1,410,546
Michael T. Masin                                           5,064          189,251          986,755
Frederic V. Salerno                                       36,125          204,724        1,032,975
Dennis F. Strigl                                          56,918          111,083          448,891
OTHER DIRECTORS:
James R. Barker                                            5,124          123,936            8,502
Edward H. Budd                                             5,985           37,933            8,502
Richard L. Carrion                                         2,573            5,350           24,752
Robert F. Daniell                                          3,926           15,624            8,502
Helene L. Kaplan                                          11,440            2,173           24,752
Sandra O. Moose                                              696(2)        12,569            8,502
Joseph Neubauer                                              525           22,037           65,502
Thomas H. O'Brien                                          3,163           32,177           49,251
Russell E. Palmer                                          2,684           11,888            8,502
Hugh B. Price                                              1,326            3,261           24,752
Walter V. Shipley                                         13,064               --           24,752
John W. Snow                                               2,962            5,278            4,251
John R. Stafford                                          13,370            4,911           24,752
Robert D. Storey                                             854           16,028            4,251

All of the above and other Executive Officers as a
  group                                                  829,685        2,208,185        9,635,335
-----------------------------------------------------------------------------------------------------

(*) Also serves as a Director.

(1) Excludes 41,427 shares held in a family trust as to which Mr. Lee disclaims beneficial ownership.

(2) Excludes 1,500 shares held in a family trust as to which Ms. Moose disclaims beneficial ownership.

(3) Shares held under deferred compensation plans may not be voted or transferred.
--------------------------------------------------------------------------------

GRUPO IUSACELL STOCK

Verizon, through three indirect subsidiaries, owns an aggregate of 68.45% of the outstanding Class A Common Shares of Grupo Iusacell, S.A. de C.V., and the remaining Class A Common Shares of Grupo Iusacell are owned by Vodafone Americas, B.V. The following table indicates the number of Class V Common Shares of Grupo Iusacell beneficially owned as of January 31, 2002, by the named executive officers, each Director and all executive officers and Directors as a group. Two indirect subsidiaries of the Company own an aggregate of 8.45% of the outstanding Class V Common Shares of Grupo Iusacell, and the remaining Class V Common Shares of Grupo Iusacell are owned by Vodafone Americas, B.V., a Grupo Iusacell employee benefit plan and the public. The amounts shown in the following table represent less than 1% of the outstanding Class V Common Shares of Grupo Iusacell as of January 31, 2002.

------------------------------------------------------------------------------------
                                                              GRUPO IUSACELL CLASS V
                                                                  COMMON SHARES
NAME                                                          BENEFICIALLY OWNED(1)
------------------------------------------------------------------------------------
Lawrence T. Babbio, Jr.                                               13,500(2)
Dennis F. Strigl                                                      15,000
All Directors and Executive Officers as a group                       28,500
------------------------------------------------------------------------------------

(1) All of the following Class V Common Shares of Grupo Iusacell are owned in the form of American Depositary Shares, each representing 10 Class V Common Shares of Grupo Iusacell.

(2) Options to purchase Class V Common Shares exercisable within 60 days.
--------------------------------------------------------------------------------

CANTV STOCK

Verizon, through an indirect subsidiary, owns an aggregate of 7.36% of the outstanding Class D Common Shares of Compania Anonima Nacional Telefonos de Venezuela (known as CANTV), and the remaining Class D Common Shares are owned by the public. Verizon also indirectly owns 75.63% of the Class A Common Shares of CANTV through a consortium, and the other consortium partners indirectly own the remaining Class A Common Shares of CANTV. The following table indicates the number of Class D Common Shares of CANTV beneficially owned as of January 31, 2002, by the named executive officers, each Director and all executive officers and Directors as a group. The amounts shown in the following table represent less than 1% of the outstanding Class D Common Shares of CANTV as of January 31, 2002.

                                                                      CANTV
                                                                  COMMON SHARES
NAME                                                          BENEFICIALLY OWNED(1)
-----------------------------------------------------------------------------------
Charles R. Lee                                                       77,000
All Directors and Executive Officers as a group                      77,000
-----------------------------------------------------------------------------------

(1) All of the following Class D Common Shares of CANTV are owned in the form of American Depositary Shares, each representing seven Class D Common Shares of CANTV.
--------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals' behalf, all Section 16(a) filing requirements have been met during calendar year 2001, except that, due solely to an administrative error by the Company, one transaction by Mr. Babbio was not reported timely.

                            STOCK PERFORMANCE GRAPHS

              COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG VERIZON,
            S&P TELEPHONE INDEX, S&P 500 TELECOM SERVICES INDEX, AND
                              S&P 500 STOCK INDEX
[STOCK PERFORMANCE LINE GRAPH]

                                                                 S&P 500 TELECOM
DATA POINTS IN DOLLARS*                       VERIZON                SERVICES            S&P TELEPHONE             S&P 500
-----------------------                       -------            ---------------         -------------             -------
1996                                           100.00                 100.00                 100.00                 100.00
1997                                           146.50                 141.20                 140.10                 133.40
1998                                           179.50                 215.10                 205.80                 171.50
1999                                           209.80                 256.30                 216.90                 207.50
2000                                           175.60                 156.90                 191.40                 188.60
2001                                           171.10                 137.60                 160.40                 166.20

In the previous year, the Company's performance was compared to the Standard & Poor's Telephone Index. As of January 2, 2002, S&P changed its industry classification system and the associated indices and, as a result, S&P will no longer maintain its Telephone Index. Accordingly a new S&P index, the S&P 500 Telecommunications Services Index, has been selected and added to the comparison above. This index currently includes the stocks of the following companies:
Alltel Corp., AT&T Corporation, AT&T Wireless Services, Inc., BellSouth Corporation, CenturyTel Inc., Citizens Communications Company, Nextel Communications, Inc., Qwest Communications International Inc., SBC Communications Inc., Sprint Corporation-FON Group, Sprint Corporation-PCS Group, Verizon Communications Inc., and WorldCom, Inc.-WorldCom Group.

The following supplemental table presents a comparison of the Company's stock performance with that of the S&P 500 Stock Index since the Company commenced operations. None of the elements of executive compensation reported above were determined on the basis of this comparison.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                             OF VERIZON AND S&P 500
                   FROM DIVESTITURE THROUGH DECEMBER 31, 2001
[COMPARISON OF CUMULATIVE TOTAL RETURN/BELL ARLANTIC AND S&P 500 BAR GRAPH]

VERIZON                                                                         S&P 500
-------                                                                         -------
1277                                                                             1044

--------------------------------------------------------------------------------

                                 OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Marianne Drost
Senior Vice President,
  Deputy General Counsel and
  Corporate Secretary

March 15, 2002

                                 [VERIZON LOGO]

                             [RECYCLED PAPER LOGO]
                           PRINTED ON RECYCLED PAPER.

                           VERIZON COMMUNICATIONS INC.

                          2002 TELEPHONE VOTING SCRIPT

                   TOLL FREE: 1-877-PRX-VOTE OR 1-877-779-8683




1. Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2. Enter the Voter Control Number as it appears on the card followed by the pound sign.

3.       One moment please while we verify your information.

4. Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5. The company's shares that you are voting are those of Verizon Communications Inc.

6. Your vote is subject to the same terms and conditions as indicated on the proxy card. By your vote, you are authorizing the named proxies to vote according to your instructions at the Annual Meeting of Shareholders.

7. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.
         If 1, go to PLAYBACK.
         If 2, go to 8.

8. Item # 1. The Board of Directors recommends a vote for the Election of All Directors. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.
         If 1, go to 9.
         If 2, go to 9.
         If 3, go to DIRECTOR EXCEPTION.

                  DIRECTOR EXCEPTION

                  Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or, if you have completed voting on directors, press the pound key again.
                           If pound key entered twice, go to the next item.
                           If valid nominee number, go to Next Nominee.

                  NEXT NOMINEE

                  To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key. Or, if you have completed voting on directors press the pound key again.
                           If pound key entered twice, go to the next item.
                           If valid nominee number, go to Next Nominee.

                  INVALID NOMINEE NUMBER
                  You have entered an invalid nominee number.
                           {Go to Next Nominee.}

9. Item # 2. The Board of Directors recommends a vote for the Ratification of Independent Auditor. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 10.
         If 2, go to 10.
         If 3, go to 10.

10. Item # 3. The Board of Directors recommends a vote against the shareholder proposal regarding Cumulative Voting. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 11.
         If 2, go to 11.
         If 3, go to 11.

11. Item # 4. The Board of Directors recommends a vote against the shareholder proposal regarding Executive Severance Agreements. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 12.
         If 2, go to 12.
         If 3, go to 12.

12. Item # 5. The Board of Directors recommends a vote against the shareholder proposal regarding Board Composition. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 13.
         If 2, go to 13.

         If 3, go to 13.

13. Item # 6. The Board of Directors recommends a vote against the shareholder proposal regarding Calculation of Incentive Compensation. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 14.
         If 2, go to 14.
         If 3, go to 14.

14. Item # 7. The Board of Directors recommends a vote against the shareholder proposal regarding Additional Director Nominees. To vote for, press 1; against, press 2; abstain, press 3.
         If 1, go to 15.
         If 2, go to 15.
         If 3, go to 15.

15. If you would like to discontinue mailing a duplicate annual report to this account, press 1. If not, press 2.
         If 1, go to 16.
         If 2, go to 16.

16.      You have cast your vote as follows:

                  PLAYBACK {Playback the appropriate vote for this proxy card.}

                  DEFAULT PLAYBACK
                  You have voted in the manner recommended by the Board of Directors.

                  DIRECTOR PROPOSAL PLAYBACK
                  VOTED FOR ALL NOMINEES: Item #. You have voted for all nominees.

                  WITHHOLD FROM ALL NOMINEES: Item #. You have voted to withhold your vote from all nominees.

                  WITHHOLD FROM INDIVIDUAL NOMINEES: Item #. You have voted for all nominees except for the following nominee numbers.

                  FOR/AGAINST/ABSTAIN PROPOSAL PLAYBACK
                  Item # {For | Against | Abstain}

17.      To confirm your vote, press 1.  To cancel your vote, press 2.
         If 1, go to 19.
         If 2, go to 18.

18.      Your vote has been cancelled. If you wish to vote another card, press
         1. Otherwise, please hang up and mark, sign, and return your card in the envelope provided. Thank you for calling.

19. Your vote has been successfully recorded. It is not necessary for you to mail your card. If you wish to vote another card or change your vote, press 1. Otherwise, please hang up. Thank you for voting.


                  INVALID CONTROL NUMBERS
                  We are unable to authenticate the information that you entered.

                  NO KEY PRESSED
                  Go to the same item (repeat three times); otherwise, go to Error.

                  INVALID NUMBER
                  Go to the same item (repeat three times); otherwise, go to Error.

                  ERROR
                  We are unable to process your request at this time. Thank you for calling.
                           {Call ends.}

2002 Verizon Communications Inc. Annual Meeting Voting               Page 1 of 1

[EQUISERVE(R) LOGO]                                    [VOTE BY NET LOGO]

[VERIZON COMMUNICATIONS INC. LOGO]

WELCOME
Shareholder name
Address
Address
Address

DELIVERY PREFERENCE

Please select how you would like to receive your future annual meeting materials and then click

     ( ) Mail
     ( ) Electronic
         Terms and Conditions for your Electronic Delivery Preference
         ------------------------------------------------------------
         E-mail address (e.g., name@xyz.com)            _____________
         Enter your e-mail address again for validation _____________


Home    About Security     Privacy Policy     Back to Top
----    --------------     --------------     -----------
(C) 2002 EquiServe(R). All Rights Reserved.

EquiServe: Vote By Net                                               Page 1 of 1

[EQUISERVE(R) LOGO]                               [VOTE BY NET LOGO]

WELCOME TO THE EQUISERVE ONLINE VOTING WIZARD!

Just follow a few simple steps to complete the voting process secure online:

     AUTHENTICATION:            Login using your voter control number and last four digits of your SSN
     DELIVERY PREFERENCE:       Setup future delivery of your annual meeting materials
     VOTING:                    Cast your vote and receive your confirmation online
     FINISH:                    Update your address and review other options

If you have more than one proxy card or voting instruction card or ballot, please vote them one card at a time. To get started now, login below and click "Continue".

STEP 1: AUTHENTICATION

Enter the voter control number as it appears on your ballot ____________________

Enter the last 4 digits of the U.S. social security         ____
number (SSN) or the U.S. taxpayer identification number (TIN) for this account.*

*If you do not have a SSN or TIN for this account, please leave this box blank.

Home     About Security     Privacy Policy     Back to Top
----     --------------     --------------     -----------
(C) 2002 EquiServe(R). All rights reserved.

2002 Verizon Communications Inc. Annual Meeting Voting               Page 1 of 2

[EQUISERVE(R) LOGO]                                    [VOTE BY NET LOGO]

[VERIZON COMMUNICATIONS INC. LOGO]

VERIZON COMMUNICATIONS INC. 2002 ANNUAL MEETING OF STOCKHOLDERS

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2002

The undersigned hereby appoints C.R. Lee and I.G. Seidenberg, and each of them, proxies, with the full powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications, Inc. upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated.

VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE:

          "FOR" ALL NOMINEES
          "FOR" PROPOSAL 2
          "AGAINST" PROPOSAL 3
          "AGAINST" PROPOSAL 4
          "AGAINST" PROPOSAL 5
          "AGAINST" PROPOSAL 6
          "AGAINST" PROPOSAL 7

Check this box to cast your vote in accordance with the recommendations of
Verizon Communications Inc. Directors:                                  [ ]

VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES.

     1. Election of Directors      [ ] FOR ALL NOMINEES, EXCEPT AS NOTED BELOW       [ ] WITHHOLD AS TO ALL NOMINEES
                                   [ ] J.R. Barker     [ ] E.H. Budd       [ ] R.L. Carrion       [ ] R.F. Daniell
                                   [ ] H.L. Kaplan     [ ] C.R. Lee        [ ] S.O. Moose         [ ] J.   Neubauer
                                   [ ] T.H. O'Brien    [ ] R.E. Palmer     [ ] H.B. Price         [ ] I.G. Seldenberg
                                   [ ] W.V. Shipley    [ ] J.W. Snow       [ ] J.R. Stafford      [ ] R.D. Storey

VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 2.

     2. Ratification of Independent Auditor      [ ] FOR [ ] AGAINST [ ] ABSTAIN

VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 3.

     3. Cumulative Voting                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

2002 Verizon Communications Inc. Annual Meeting Voting           Page 2 of 2



VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 4.
     4. Executive Severance Agreements         [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 5.
     5. Board Composition                      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 6.
     6. Calculation of Incentive Compensation  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


VERIZON COMMUNICATIONS INC. DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 7.
     7. Additional Director Nominees           [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


IF APPLICABLE, CLICK THE OPTION BOX:           [ ] Eliminate duplicate Annual
                                                   reports

To cast your vote please click "Submit".
(NOTE: Your vote will not be counted until you click "Submit".)

Home | About Security | Privacy Policy | Back to Top

(C) 2002 EquiServe(R). All rights reserved.

2002 Verizon Communications Inc. Annual Meeting Voting           Page 1 of 1



     [EQUISERVE LOGO]                             [VOTE BY NET LOGO]



     [VERIZON LOGO] VERIZON COMMUNICATIONS INC.

     SOLAR HUNTER
     1000 MAIN STREET
     ANYWHERE, NJ 12345
     CONTROL NUMBER: 24800999999912
     CONFIRMATION NUMBER: 863129
     DATE: TUE MAR 12 2002 13:27:16 CDT

Thank you for using Equiserve's Vote-By-Net facility.

STEP 3: SUMMARY OF YOUR VOTE

Your vote was recorded by EquiServe as follows:

     1. Election of Directors



     2. Ratification of Independent Auditor



     3. Cumulative Voting



     4. Executive Severance Agreements



     5. Board Composition



     6. Calculation of Incentive Compensation



     7. Additional Director Nominees




Please keep a copy for your records. To change your vote click "Back".

To change your address, provide comment, or view your admission ticket, click "Options".

You can now vote another ballot or go to Verizon Communications Inc. Homepage or click the "Finish" button.

[BACK, OPTIONS, FINISH BUTTONS]

                                                             2002 ANNUAL MEETING
                                                                ADMISSION TICKET

     [VERIZON LOGO]

     c/o EquiServe
     P.O. Box 43068
     Providence, RI 02940-3068





      PLEASE RETAIN AND PRESENT THIS TICKET FOR ADMISSION TO THE MEETING.
--------------------------------------------------------------------------------
                    VOTE BY TELEPHONE OR INTERNET OR BY MAIL
                              QUICK - EASY - SAFE

Please take advantage of either of two cost-effective and convenient ways to vote your shares. You may vote your proxy at any time using touch-tone telephone service or through the Internet. Under Delaware law, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE:                                      VOTE BY INTERNET:
------------------                                      -----------------
1) Call toll-free using touch-tone telephone            1) Point your browser to the Web Address:
   service 1-877-PRX-VOTE (1-877-779-8683).                http://www.eproxyvote.com/vz

2) Enter the 14-digit VOTER CONTROL NUMBER              2) Enter the 14-digit VOTER CONTROL NUMBER
   located above your name and address in the              located above your name and address in
   lower left of this form.                                the lower left of this form.

3) Follow the recorded instructions.                    3) Follow the simple instructions.

                                                        4) You may also elect to receive future
                                                           annual reports and proxy statements via the
                                                           Internet instead of receiving paper copies in
                                                           the mail. You may elect this service while voting
                                                           through the Internet or go to www.cconsent.com/vz.

VOTE BY MAIL:       Simply mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. IF YOU ARE VOTING BY
                    TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY
                    CARD.



        THE VERIZON ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT:
                            www.verizon.com/investor

     YOUR VOTE IS IMPORTANT   DETACH PROXY CARD HERE    THANK YOU FOR VOTING
--------------------------------------------------------------------------------
     [ X ] PLEASE MARK VOTES
           AS IN THIS EXAMPLE.

                              DIRECTORS RECOMMEND A VOTE "FOR":
-------------------------------------------------------------------------------------------------
                      FOR       WITHHOLD                           FOR       AGAINST      ABSTAIN
1. Election of       [   ]       [   ]       2. Ratification of   [   ]       [   ]        [   ]
   All Directors                                Independent
                                                Auditor

     EXCEPTION(S): For all nominees except as noted below
     [  ] ___________________________________________________
     (01) J.R. Barker, (02) E.H. Budd, (03) R.L. Carrion,
     (04) R.F. Daniell, (05) H.L. Kaplan, (06) C.R. Lee,
     (07) S.O. Moose, (08) J. Neubauer, (09) T.H. O'Brien,
     (10) R.E. Palmer, (11) H.B. Price, (12) I.G. Seidenberg,
     (13) W.V. Shipley, (14) J.W. Snow, (15) J.R. Stafford,
     (16) R.D. Storey

--------------------------------------------------------------------------------


                      DIRECTORS RECOMMEND A VOTE "AGAINST"
                      THE SHAREHOLDER PROPOSALS REGARDING:
-------------------------------------------------------------------------------------------------
                                             FOR            AGAINST             ABSTAIN
3. Cumulative Voting                        [   ]            [   ]               [   ]

4. Executive Severance Agreements           [   ]            [   ]               [   ]

5. Board Composition                        [   ]            [   ]               [   ]

6. Calculation of Incentive
   Compensation                             [   ]            [   ]               [   ]

7. Additional Director Nominees             [   ]            [   ]               [   ]

8. Eliminate duplicate Annual
   Reports                                  [   ]
9. Indicate notations on reverse
   side                                     [   ]


Signature(s) ________________________  Date ___________
Signature(s) ________________________  Date ___________

Please sign exactly as name(s) appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title.

                              2002 ANNUAL MEETING
                                ADMISSION TICKET

             WEDNESDAY, APRIL 24, 2002, AT 10:00 A.M. CENTRAL TIME

                           HYATT REGENCY MINNEAPOLIS
                               1300 NICOLLET MALL
                             MINNEAPOLIS, MN 55403

                               (Directions below)

       PLEASE RETAIN AND PRESENT THIS TICKET FOR ADMISSION TO THE MEETING.
--------------------------------------------------------------------------------

FROM MINNEAPOLIS/ST. PAUL INTERNATIONAL AIRPORT (APPROXIMATELY 12 MILES): Exit right at airport. Take I-494 West to 35W North. Proceed to downtown exit, 11th Street. Stay left to 2nd Avenue South. Turn left. Proceed past Convention Center. Turn right on Nicollet Avenue. Hotel is on your left.

FROM 94 EAST: Follow 94W, stay in far right lane to the 11th Street exit. Take 11th Street to 2nd Avenue. Turn left at 2nd Avenue. Continue past Convention Center. Turn right on Nicollet Avenue. Hotel is on your left.

FROM 394 (EXIT 12W): From left hand lane, follow downtown exit to 12th Street and turn right. Take 12th Street to LaSalle and turn right. Continue on LaSalle 2 blocks to Grant Street and turn left. Go one block to Nicollet Avenue and turn left. Hotel is on your left.


[MAP IMAGE]

                             Detach Proxy Card Here
--------------------------------------------------------------------------------


                                                                 [VERIZON LOGO]

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VERIZON COMMUNICATIONS P INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS, WEDNESDAY, APRIL 24, 2002, 10:00 R A.M., CENTRAL TIME, AT THE HYATT REGENCY MINNEAPOLIS, 1300 NICOLLET MALL, O
MINNEAPOLIS, MINNESOTA.                                                        X
                                                                               Y
The undersigned hereby appoints C.R. Lee and I.G. Seidenberg, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR: J.R. BARKER, E.H. BUDD, R.L. CARRION, R.F. DANIELL, H.L. KAPLAN, C.R. LEE, S.O. MOOSE, J. NEUBAUER, T.H. O'BRIEN, R.E. PALMER, H.R. PRICE, I.G. SEIDENBERG, W.V. SHIPLEY, J.W. SNOW, J.R. STAFFORD AND R.D. STOREY, AND IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes your voting instructions for shares held of record for your account in the Verizon Communications Direct Invest Plan and, if shares are held in the same name, shares held in any of the Verizon employee savings plans.

IF YOU DO NOT PROPERLY SIGN AND RETURN A PROXY, VOTE BY TELEPHONE OR BY THE INTERNET, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED, NOR YOUR INSTRUCTIONS FOLLOWED, EXCEPT THAT SHARES IN ANY OF THE VERIZON EMPLOYEE SAVINGS PLANS WILL BE VOTED AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



NOTATIONS:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________